UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
__________________________________
FORM 8-K
__________________________________
 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 8, 2013
 __________________________________
INTERNATIONAL SPEEDWAY
CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
__________________________________

Florida	000-02384	59-0709342
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Daytona Boulevard, Daytona Beach, Florida		32114
(Address of Principal Executive Offices)		(Zip Code)
(386) 254-2700
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure
Section 8 – Other Items

Item 8.01	Other Items
On August 5, 2013, International Speedway Corporation (the "Company") announced that it sold a 676-acre parcel of property located in Staten Island, New York (the “Property”), to Staten Island Marine Development, LLC (“Marine Development”) pursuant to a Membership Interest Purchase Agreement (“MIPA”), dated August 5, 2013, by and among Marine Development, Event Equipment Leasing, LLC, a wholly owned subsidiary of the Company, and 380 Development, LLC (“380 Development”), a wholly owned indirect subsidiary of the Company and the owner of the Property. Pursuant to the MIPA, Marine Development purchased 100 percent of the outstanding membership interests of 380 Development for a total sales price of $80.0 million.
The Company, as a result of the sale, expects to receive a cash tax benefit of approximately $41.5 million, based on its current corporate tax rate, that combined with the net proceeds will provide the Company with approximately $117.7 million in incremental cash flow. In addition to the sale proceeds, the Company has already received $4.2 million in non-refundable payments from Marine Development to have had the exclusive negotiation rights for the Property. The Company expects to receive the majority of its $41.5 million cash tax benefit during fiscal 2013 and 2014.
In accordance with the terms of the MIPA, at Closing the Company received $7.5 million of the purchase price, and Marine Development delivered a promissory note in the amount of $72,500,000 (the “Promissory Note”). Pursuant to the Promissory Note, the Company will receive the remaining purchase price of $72.5 million in payments of $6.1 million (six months after closing, together with interest due at that time) and $66.4 million (31 months after closing), plus annual interest of 7.0 percent on the outstanding amounts due. Interest is payable for the first year following closing in arrears at the end of such year, and on a calendar quarter basis in arrears thereafter.
The Promissory Note is secured by a mortgage on the Property, and a pledge of 100 percent of the outstanding membership interests of 380 Development.
Pursuant to the MIPA, following Closing, Marine Development assumes all liability for the environmental condition of the Property. In addition, the MIPA contains certain provisions and representations usual and customary for agreements of this type, including, among others, provisions regarding representations and warranties with respect to 380 Development and the Property, provisions regarding the environmental condition of the Property, and usual and customary insurance and indemnity provisions.
A copy of the press release announcing the transaction is attached as an exhibit to this report.
Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits

	Exhibit Number	Description of Exhibit	Filing Status
1	(99.1)	Press Release	Attached herewith

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL SPEEDWAY CORPORATION (Registrant)

Date:	August 8, 2013	By:	/s/ Brett M. Scharback
Brett M. Scharback
Vice President - Deputy General Counsel